Exhibit 99.5

GUGGENHEIM SECURITIES, LLC 330 MADISON AVENUE NEW YORK, NEW YORK 10017

October 6, 2017

The Board of Directors

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Re: Amendment No. 1 to Registration Statement on Form S-4 of Monarch Energy Holding, Inc. (“Monarch Energy”) filed on October 6, 2017 (the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated July 9, 2017 (the “Opinion Letter”), relating to the proposed transaction involving Westar Energy, Inc. (“Westar”), Great Plains Energy Incorporated (“Great Plains”) and Monarch Energy.

We hereby consent to the inclusion of the Opinion Letter as Annex F to the Joint Proxy Statement/ Prospectus of Westar and Great Plains which is a part of the Registration Statement, and to the description of the Opinion Letter and the references to our name contained therein under the headings “SUMMARY—Opinion of Westar Energy’s Financial Advisor,” “RISK FACTORS,” “THE PROPOSED MERGERS—Background of the Mergers,” “THE PROPOSED MERGERS—Recommendations of the Westar Energy Board and its Reasons for the Mergers,” “THE PROPOSED MERGERS—Opinion of Westar Energy’s Financial Advisor” and “THE MERGER AGREEMENT—Representations and Warranties,” and under the heading “Original Background of the Merger” as Annex B thereto.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ James R. Schaefer
James R. Schaefer
Senior Managing Director